AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT
                   -------------------------------------------


         1. It is hereby agreed that on June 8, 1999, the Trustees voted to amend Section 5 of the Fund's Investment Management Contract. The amendment reduced the compensation to the Adviser, effective as of the close of business on June 30, 1999, as follows:

         (a) a management fee, paid monthly in arrears, at an annual rate equal to (i) 0.85% of the average daily net asset value of the Fund up to $100,000,000 of average daily net assets; (ii) 0.75% of the average daily net asset value of the Fund for the next $700,000,000 of average daily net assets; (iii) 0.70% of the average daily net asset value of the Fund in excess of $800,000,000; and

         (b) an administrative fee of $100,000 per year, payable monthly, for the Fund.




Executed this 8th day of June, 1999.


             John Hancock Series Trust
             on behalf of John Hancock Global Technology Fund


             By: /s/Anne C. Hodsdon
                 ----------------------
                 President, Chief Investment Officer and Chief Operating Officer




             John Hancock Advisers, Inc.


             By: /s/John A.Morin
                 -------------------
                 Vice President and Corporate Secretary